UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2014
 Progress Software Corporation
(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2014, Progress Software Corporation (the “Company”) announced that Andrew Zupsic, Senior Vice President, Global Field Operations, will leave the Company on September 1, 2014 in connection with a reorganization of the Company’s operations. Effective September 1, 2014, the Company will operate as three distinct business units: OpenEdge, Application Development and Deployment, and Data Connectivity and Integration, each with dedicated sales, product management and product marketing functions. As a result of this reorganization, the position of global head of field operations will cease to exist.

In connection with the termination of Mr. Zupsic’s employment, the Company will provide Mr. Zupsic with severance and other benefits applicable to executive officers of the Company under the Company’s severance plan. Per the terms of the Company’s severance plan, upon the execution by Mr. Zupsic of a standard release of claims, he will be entitled to receive the following severance and other benefits: (a) the payment of cash severance equal to twelve (12) months of his total target cash compensation, which will be paid over twelve (12) months, (b) the continuation, for a period of twelve (12) months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination, and (c) twelve (12) months of acceleration of restricted stock units.

The release of claims will also include non-competition, non-disparagement and related covenants. The non-competition covenant will be in effect for one year following the termination of employment.

On August 11, 2014, the Company issued a press release announcing that Mr. Zupsic’s employment will terminate in connection with the reorganization. A copy of this press release is attached as Exhibit 99.1 to this 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Progress Software Corporation, dated August 11, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 11, 2014	Progress Software Corporation

		By:	/s/ CHRIS E. PERKINS
Chris E. Perkins
Senior Vice President, Finance and Administration and Chief Financial Officer